Exhibit 4.8

TERM LOAN AGREEMENT
dated as of
December 10, 2025,
by and between
BASIN ELECTRIC POWER COOPERATIVE,
as Borrower,
and
ROYAL BANK OF CANADA,
as Lender

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ARTICLE IV
CONDITIONS

Section 4.01.	Conditions to Effective Date	29

ARTICLE V
AFFIRMATIVE COVENANTS

Section 5.01.	Financial Statements: Ratings Change and Other Information	31
Section 5.02.	Notices of Material Events	32
Section 5.03.	Existence; Conduct of Business	33
Section 5.04.	Payment of Obligations	33
Section 5.05.	Books and Records; Inspection Rights	33
Section 5.06.	Compliance with Laws	33
Section 5.07.	Use of Proceeds	33
Section 5.08.	Margins for Interest Ratio	34
Section 5.09.	Indenture Covenants	34
Section 5.10.	Equity Balance	34

ARTICLE VI
NEGATIVE COVENANTS

Section 6.01.	Indebtedness	34
Section 6.02.	Liens	35
Section 6.03.	Fundamental Changes	35
Section 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	36
Section 6.05.	Transactions with Affiliates	36
Section 6.06.	Termination of Wholesale Power Contracts	36
Section 6.07.	Indenture Covenants	37
Section 6.08.	Swap Agreements	37

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01.	Events of Default	37

ARTICLE VIII

RESERVED		39

ARTICLE IX
MISCELLANEOUS

Section 9.01.	Notices	39
Section 9.02.	Waivers; Amendments	41
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SCHEDULES:

Schedule 3.14	Wholesale Power Contracts
Schedule 3.15	Disclosed Matters – Environmental
Schedule 3.16	Disclosed Matters – Litigation

EXHIBITS:

Exhibit A	Form of Term Note
Exhibit B	Form of Notice of Prepayment
Exhibit C	Form of Compliance Certificate
iii

This TERM LOAN AGREEMENT is dated as of December 10, 2025, by and between BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota (the “Borrower”) and ROYAL BANK OF CANADA, acting through a branch located at 200 Vesey Street, New York, New York (the “Lender”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned in Section 1.01.
RECITALS
WHEREAS, the Borrower has requested that the Lender extend credit to the Borrower as described below, and the Lender has agreed to provide such credit to the Borrower on the terms and conditions contained herein.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Borrower and the Lender hereby agree as follows:
ARTICLE I
DEFINITIONS
Section I.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Act” has the meaning set forth in Section 9.13.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Term Loan Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1.00% and (c) Daily Simple SOFR in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Daily Simple SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Daily Simple SOFR, as the case may be.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to anti-money laundering, bribery or corruption.
“Applicable Margin” means, for any day, the percentage set forth in the following table under the heading “Applicable Margin” based upon the Ratings by the Major Rating Agencies applicable on such date to the Index Debt:

Ratings Group	Moody’s	S&P	Fitch	Applicable Margin
I	> A1	> A+	> A+	1.10%
II	A2	A	A	1.35%
III	A3	A-	A-	1.475%
IV	Baa1	BBB+	BBB+	1.60%
V	< Baa2	< BBB	< BBB	1.725%

For purposes of the foregoing, if the Ratings fall within different Ratings Groups, the Applicable Margin shall be determined by reference to: (a) if Ratings are provided by only two of the Major Rating Agencies, the Ratings Group next above the lower of the two Ratings shall apply, (b) if Ratings are provided by all three of such Major Rating Agencies and (i) two of such Ratings are in the same Ratings Group, such Ratings Group shall apply or (ii) if each of the Ratings is in a different Ratings Group, the Ratings Group next above that of the lowest of the three Ratings shall apply, and (c) if a Rating is provided by only one such Major Rating Agency, the Ratings Group applicable to such rating shall apply. In the event that there is not at least one rating from the Major Rating Agencies, then Ratings Group V shall apply. If the Ratings by one or more Major Rating Agencies shall change (other than as a result of a change in the rating system of such Major Rating Agency or Agencies), such change shall be effective as of the date on which it is first announced by such Major Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Lender pursuant to Section 5.01(e) or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any such Major Rating Agency shall change, or if any such Major Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such Major Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Ratings Group most recently in effect prior to such change or cessation. The Borrower and the Lender agree that as of the Effective Date, the Applicable Margin is in Ratings Group III.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an “Interest Period” or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark” means, initially, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR, or the applicable then-current Benchmark, pursuant to Section 2.05(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.05(c).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Lender and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated bilateral credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated bilateral credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means with respect to any Benchmark, the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), a Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark

(or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.05(c), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.05(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Basin Electric Power Cooperative, an electric cooperative corporation existing under the laws of the State of North Dakota.
“Business Day” shall mean any day other than a Saturday or a Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York; provided that, when used in connection with SOFR or Daily Simple SOFR, the term “Business Day” means any day that is only a U.S. Government Securities Business Day.
“CFC” means National Rural Utilities Cooperative Finance Corporation.
“CFC Facility” means the credit facility evidenced by that certain Credit Agreement, dated as of March 16, 2018, between the Borrower and CFC as administrative agent and lender thereunder, or any successor unsecured credit facility or facilities in replacement thereof.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” shall have the meaning set forth in Section 9.12.
“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.
“CoBank Equities” means any of Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of Borrower) and other equities in CoBank acquired in connection with, or because of the existence of, Borrower’s patronage loan from CoBank (or its affiliate), and the proceeds of any of the foregoing.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Confidential Information” means any sensitive or confidential information regarding the Lender or any Affiliate of the Lender including, without limitation, address and account information, e-mail addresses, telephone numbers, facsimile numbers, names and signatures of officers, employees and signatories.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, however, that if as of 5:00 p.m. (New York City time) on any SOFR Determination Day Daily Simple SOFR for the applicable tenor has not been published by the SOFR Administrator and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then Daily Simple SOFR will be Daily Simple SOFR as published by the SOFR Administrator on the first preceding U.S. Government Securities Business Day for which Daily Simple SOFR was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Determination Day; provided, that to the extent such rate as determined above shall, at any time, be less than the Floor, such rate shall be deemed to be the Floor for all purposes herein.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Dakota Gasification Company” means Dakota Gasification Company, a corporation existing under the laws of the State of North Dakota and a wholly owned subsidiary of the Borrower.
“Disclosed Matters” means the environmental matters or the actions, suits and proceedings disclosed in Schedules 3.15 and 3.16, respectively.
“dollars” or “$” refers to lawful money of the United States of America.
“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“Effective Date” means December 10, 2025, the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“EMMA” means the Municipal Securities Rulemaking Board’s Electronic Municipal Market Access system or any service or services established by the Municipal Securities Rulemaking Board (or any of its successors) as a successor to the Electronic Municipal Market Access system.
“EMMA Posting” has the meaning set forth in Section 9.16.
“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the

Borrower or any Significant Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Balance” means, as of the last day of any fiscal quarter, total members’ patronage capital or other equity of the Borrower and the Significant Subsidiaries (without giving effect to other comprehensive income whether positive or negative) less goodwill, as determined without duplication on a consolidated basis in accordance with GAAP. Equity Balance shall be determined without giving effect to non-cash adjustments required to be made pursuant to ASC 815 and ASC 321.
“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan or Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived (or, for years in which funding requirements are governed by the Pension Protection Act of 2006, any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived); (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan (or, for years in which the Pension Protection Act of 2006 applies to any Plan or any Multiemployer Plan, Section 412(c) of the Code or Section 302(c) of ERISA); (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any

Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or the termination of a Multiemployer Plan under Section 4041A of ERISA.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Term Loan or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.07, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in the Term Loan or to the Lender immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Farm Credit Lender” means any lending institution chartered or otherwise organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.
“Fitch Rating” means, as of any date of determination thereof, the Rating most recently published by Fitch relating to the Index Debt.
“Floor” means the benchmark rate floor, if any provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Daily Simple SOFR. For the avoidance of doubt, the initial Floor for Daily Simple SOFR shall be 0.00%.
“Fundamental Transaction” has the meaning set forth in Section 6.03(a).
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Illegality Notice” has the meaning set forth in Section 2.05(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and capital leases), (f) all direct guarantees by such Person of Indebtedness of others, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (h) all obligations, contingent or otherwise, of such Person in respect of banker’s acceptances. The Indebtedness of the Borrower shall not include obligations of the Borrower or any other Person (i) under Swap Agreements, (ii) relating to non-capital lease obligations (as determined in accordance with accounting requirements as in effect on the date of this Agreement), (iii) to make payment for power, energy, transmission, fuel or other goods and services, whether or not such items are received, (iv) imposed by a Governmental Authority (other than RUS or CoBank), (v) under commodities trading or purchase arrangements, (vi) under surety, indemnity, performance, release and appeal bonds and guarantees thereof incurred in the ordinary course of the Borrower’s business, (vii) relating to reclamation or decommissioning obligations (and guarantees thereof), (viii) which have been legally or economically defeased, (ix) relating to trade payables incurred in the ordinary course of business, or (x) relating to indemnification and reimbursement obligations with respect to the monetization of tax credits available under Section 45Q of the Code for the capture and sequestration of carbon dioxide pursuant to the Transaction Agreement, dated October 18, 2023, by and among certain investors party thereto, Dakota Gasification Company and the Borrower.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Indenture” means that certain Amended and Restated Indenture, dated as of May 5, 2015, by and between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented from time to time.
“Index Debt” means senior unsecured indebtedness of the Borrower that is not subject to any credit enhancement, provided that if a Major Rating Agency does not provide such a Rating on the Index Debt, such Major Rating Agency’s rating shall be deemed to be that rating which is one (1) notch below (taking into account “+” and “-” and numerical modifiers) the Rating by such Major Rating Agency of the Borrower’s senior secured indebtedness for borrowed money that is not subject to any other credit enhancement.
“Interest Payment Date” means the first Business Day of each calendar month, commencing on January 2, 2026, and the Maturity Date.
“Lender” means Royal Bank of Canada, together with its successors and assigns.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Note and any other agreements, documents, certificates, notices, or instruments entered into in connection therewith.
“Major Rating Agency” means Fitch, Moody’s and S&P, individually or collectively as the context may require.
“Margin Stock” has the meaning set forth in Section 3.04.
“Material Adverse Change” means a material adverse change in the (i) business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrower and its Significant Subsidiaries taken as a whole, (ii) ability of the Borrower to perform its obligations under this Agreement or any other Loan Document, or (iii) rights of the Lender under this Agreement or any other Loan Document.
“Material Indebtedness” means Indebtedness (other than the Term Loan) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000.
“Maturity Date” means October 31, 2026.
“Maximum Rate” has the meaning set forth in Section 9.12.
“Member” means each holder of a membership interest in the Borrower.
“Moody’s” means Moody’s Investors Service, Inc.
“Moody’s Rating” means, as of any date of determination thereof, the Rating most recently published by Moody’s relating to the Index Debt.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Note” means that Term Note dated the Effective Date delivered by the Borrower to the Lender in substantially the form attached as Exhibit A to this Agreement.
“Notice of Prepayment” has the meaning set forth in Section 2.03.
“Obligations” means the Term Loan and all other advances, debts or liabilities owing by the Borrower to the Lender, any Affiliate of the Lender or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Note or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes.
“Participant” has the meaning set forth in Section 9.04(b).
“Participant Register” has the meaning set forth in Section 9.04(b).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” shall mean the rate of interest per annum publicly determined by the Lender from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that the Lender is charging any corporate customer.
“Rating” means the Moody’s Rating, the S&P Rating or the Fitch Rating, as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“Rule” has the meaning set forth in Section 9.16.
“RUS” means the Rural Utilities Service, an agency of the United States Department of Agriculture, or any agency or other governmental body succeeding to the functions thereof.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“S&P Rating” means, as of any date of determination thereof, the Rating most recently published by S&P relating to the Index Debt.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Belarus, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Russia and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or any other Governmental Authority.
“Significant Subsidiary” means, at any time, Dakota Gasification Company, a North Dakota corporation, and Dakota Coal Company, a North Dakota corporation, in each case of the foregoing entities, solely if such entity constitutes a “Subsidiary” under this Agreement at such time.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.
“Syndicated Credit Agreement” means that Credit Agreement dated as of May 1, 2025, among the Borrower, the Lenders party thereto, the other Agents party thereto and U.S. Bank National Association, as Administrative Agent, as amended, supplemented or otherwise modified from time to time.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning set forth in Section 2.01.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Term Loan and the use of the proceeds thereof.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Wholesale Power Contracts” means, collectively, (a) the contracts and agreements (together with amendments and supplements thereto) identified on Schedule 3.14 together with each successor or replacement thereof, (b) each other contract or agreement of substantially similar terms and conditions from time to time entered into between the Borrower and each of its nineteen (19) Class A Members holding a cooperative interests in the Borrower providing for the sale of electric power and energy by the Borrower to such Member, and (c) each other contract or agreement from time to time entered into between the Borrower and a Significant Subsidiary providing for the sale of electric power and energy by the Borrower to such Significant Subsidiary.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting nature shall be construed in accordance with GAAP and all financial data submitted pursuant hereto shall be prepared in accordance with such principles, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.04. Rates. The interest rate on the Term Loan is determined by reference to the SOFR and Daily Simple SOFR, respectively. Section 2.05(c) provides a mechanism for (a) determining an alternative rate of interest of a Benchmark is no longer available or in the other circumstances set forth in Section 2.05(c) and (b) modifying this Agreement to give effect to such alternative rate of interest. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to SOFR or Daily Simple SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation whether any such alternative, successor, or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.05(c), will have the same value as, or be economically equivalent to the replaced Benchmark. The Lender and its Affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, SOFR, Daily Simple SOFR, and any alternative, successor or replacement rates (including any Benchmark Replacement), or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, SOFR, Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.05. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
TERM LOAN
Section 2.01. Term Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make, on the Effective Date, a loan to the Borrower in the principal amount of Three Hundred Seventy-Five Million and No/100 Dollars ($375,000,000.00) (the “Term Loan”), the proceeds of which shall be used to repay certain outstanding Indebtedness of Dakota Gasification Company and for other general corporate purposes. Any amount borrowed under this Section and subsequently repaid or prepaid may not be reborrowed.
Section 2.02. Repayment of Term Loan; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Term Loan in full on the Maturity Date.
(b)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from the Term Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.
Section 2.03. Prepayment of Term Loan. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loan, in whole or in part, upon delivery to the Lender of an irrevocable prior written notice substantially in the form attached as Exhibit B (a “Notice of Prepayment”) not later than 11:00 a.m. (New York City time) at least five (5) U.S. Government Securities Business Days before, specifying the date and principal amount of the prepayment. Each prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof). A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable.
Section 2.04.    Interest.
(a)    Interest Rate. Subject to the provisions of this Section, the Term Loan shall bear interest at Daily Simple SOFR plus the Applicable Margin.
(b)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on the Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Alternate Base Rate.
(c)    Payment of Interest. Accrued interest on the Term Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)    Conforming Changes. In connection with the use or administration of any Benchmark, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of any Benchmark.
(e)    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable rate of interest during such extension.
Section 2.05. Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, if for any reason (i) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Daily Simple SOFR pursuant to the definition thereof, or (ii) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR does not adequately and fairly reflect the cost to the Lender of making or maintaining the Term Loan, then, in each case, the Lender shall promptly give notice thereof to the Borrower. Upon receipt of such notice, the Term Loan will be deemed to have immediately converted to accrue interest at the Alternate Base Rate (without regard to subpart (c) of such definition). Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to honor its obligations hereunder to make or maintain the Term Loan as a loan bearing interest at a rate based on SOFR or Daily Simple SOFR, or to determine or charge interest based upon SOFR or Daily Simple SOFR, the Lender shall promptly give notice to the Borrower (an “Illegality Notice”). Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, convert the Term Loan to accrue interest at the Alternate Base Rate (without regard to subpart (c) of such definition) on the next succeeding Interest Payment Date therefor, if the Lender may lawfully continue to maintain the Term Loan as a loan bearing interest at a rate based on SOFR or Daily Simple SOFR to such day, or immediately, if the Lender may not lawfully continue to maintain the Term Loan as a loan bearing interest at a rate based on SOFR or Daily Simple SOFR to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
(c)    Benchmark Replacement.
(i)    Benchmark Transition Event.
(A)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Lender and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Lender has posted such proposed amendment to the Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.05(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(B)    No Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.05(c).
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.05(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.05(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon notice to the Borrower by the Lender in accordance with Section 9.01 of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark and until a Benchmark Replacement is determined in accordance with this Section 2.05(c), the Term Loan will be deemed to have immediately converted to accrue interest at the Alternate Base Rate (without regard to subpart (c) of such definition).
Section 2.06. Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term Loan made by the Lender or participation thereunder;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Term Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Term Loan made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.07.      Taxes.
(a)    Defined Terms. For purposes of this Section 2.07, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.07, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to Section 2.06 or this Section 2.07 (including by the payment of additional amounts pursuant to this Section 2.07), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 2.06 or this Section 2.07 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Survival. Each party’s obligations under this Section 2.07 shall survive any assignment of rights by, or the replacement of, the Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.08. Payments.
(a)    Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.06 or 2.07, or otherwise) prior to 12:00 noon (New York City time) on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender by wire transfer to JPMorgan Chase Bank, N.A., New York, ABA # [***], for the account of Royal Bank of Canada, New York, Account # [***], FFC to Account # [***], FFC Account Name, Global Loan Administration, Ref.: Basin Electric Term Loan, or such other account as to which the Lender may notify the Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Payments. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder.
Section 2.09. Mitigation Obligations. If the Lender requests compensation under Sections 2.06 or 2.07, or the Borrower is otherwise required to pay amounts thereunder, the Lender shall use reasonable efforts to designate a different lending office for holding the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.06 or 2.07, as the case may be, in the future and (ii) would not subject the Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to the Lender, it being understood that Borrower shall be given a reasonable opportunity to agree to reimburse such material costs and/or expenses.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
Section 3.01. Organization; Powers. Each of the Borrower and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, Member action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03. Investment Company Act Status. Neither the Borrower nor any of its Significant Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.04.     Margin Regulations. Neither the Borrower nor any Significant Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Term Loan or other extensions of credit under this Agreement has been used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Term Loan or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Board. Neither the Borrower nor any Significant Subsidiary will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Board.
Section 3.05.      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under the Indenture or any other material agreement binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Significant Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Significant Subsidiaries (other than as contemplated by this Agreement).
Section 3.06.      Financial Condition. The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, Members equity and cash flows (i) as of and for the fiscal year ended December 31, 2024, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the portion of the fiscal year ended September 30, 2025, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
Section 3.07     Properties. Each of the Borrower and its Significant Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with their ability to conduct their businesses taken as a whole as currently conducted or to utilize such properties for their intended purposes.
Section 3.08. Compliance with Laws. Each of the Borrower and its Significant Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority (excluding employment laws and laws otherwise addressed in this Article but including the Patriot Act) applicable to it or its property, except (other than in the case of the Patriot Act) as could not reasonably be expected to result in a Material Adverse Change.

Section 3.09.      Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.
Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change.
Section 3.11.     Insurance. The Borrower has and each of its Significant Subsidiaries has adequate insurance coverage which is prudent and customary to the industry and location of the Borrower and its Significant Subsidiaries.
Section 3.12. Corporate Structure. All of the issued and outstanding ownership interests of each Significant Subsidiary are owned by the Borrower. There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower or any Significant Subsidiary may be required to issue, sell, repurchase or redeem any of its ownership interests or other equity securities or any ownership interests or other equity securities of its subsidiaries.
Section 3.13. No Material Adverse Change. Since December 31, 2024, there has been no Material Adverse Change.
Section 3.14. Wholesale Power Contracts. No senior officer of the Borrower has any actual knowledge of a payment default by any Member under a Wholesale Power Contract that has occurred and is continuing. The Borrower has provided the Lender with true and correct copies of the Wholesale Power Contracts and such Wholesale Power Contracts are valid, binding and enforceable against the Borrower.
Section 3.15. Environmental Matters. Except for the Disclosed Matters or except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, neither the Borrower nor any of its Subsidiaries (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any unresolved Environmental Liability or (iv) no senior officer of the Borrower has any knowledge of any basis for any unresolved Environmental Liability.
Section 3.16. Litigation. Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against and no senior officer of the Borrower has knowledge of any actions, suits or proceedings by or before any arbiter or threatened against or affecting the Borrower or any of its Significant Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material

Adverse Change (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
Section 3.17. Disclosure. (a) No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) as of the date of delivery thereof, taken as a whole, and in light of the circumstances under which such statements were made, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)    No senior officer of the Borrower has knowledge of any event that has occurred since December 31, 2024, or exists which could reasonably be expected to result in a Material Adverse Change.
(c)    As of the Effective Date, the information included in any Beneficial Ownership Certification is true, correct and complete in all respects.
Section 3.18. Defaults. (a) No Default has occurred and is continuing, and (b) no “Event of Default” (as defined in the Indenture or in the debt instruments related to Material Indebtedness) has occurred and is continuing under the Indenture or any other Material Indebtedness.
Section 3.19. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Term Loan, is a Sanctioned Person. None of the Term Loan, the proceeds thereof or other Transactions have been or is intended to be used (i) for the purpose of violating any Anti-Corruption Laws or (ii) in violation of applicable Sanctions. References in this Section 3.19 are to directors, officers, employees and agents only to the extent that any such individual is acting within the scope of his or her relationship with the Borrower or one of its Subsidiaries.
Section 3.20 Benefit Plans. As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loan.

ARTICLE IV
CONDITIONS
Section 4.01. Conditions to Effective Date. The obligation of the Lender to make the Term Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective Date) of James Horan, Esq., Senior Vice President and General Counsel of the Borrower, in form and substance reasonably satisfactory to the Lender, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Lender shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Lender shall have received the Note signed on behalf of the Borrower.
(d)    The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Lender and its counsel.
(e)    Receipt and satisfactory review by the Lender of such financial information including audited financial statements for fiscal years ended 2024, 2023 and 2022, financial statements for the nine months ended September 30, 2025, and financial information, regarding the Borrower and its Subsidiaries, as the Lender may reasonably request.
(f)    The Lender shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer and General Manager, a Vice President or a Financial Officer of the Borrower, confirming (i) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the Effective Date and (ii) no Default shall have occurred and be continuing.
(g)    The absence of any action, suit, investigation or proceeding pending or, to the knowledge of a senior officer of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to result in a Material Adverse Change.

(h)    The absence of any material adverse change since December 31, 2024, in the condition, financial condition, business, assets, liabilities (actual and contingent) or operations of the Borrower and its Significant Subsidiaries, taken as whole.
(i)    The Borrower shall be in compliance with all existing material financial obligations and all obligations under each Wholesale Power Contract.
(j)    If requested by the Lender, receipt by the Lender of copies of the Wholesale Power Contracts, each of which shall be certified by the Borrower to be true and complete and in full force and effect.
(k)    The Lender shall have received a copy of Borrower’s investment policy.
(l)    The Borrower shall have paid all fees and reimbursed all expenses as the Borrower shall have agreed to pay to the Lender on or prior to the Effective Date in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder.
(m)    The Lender shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(n)    The Lender shall have completed and be reasonably satisfied with such due diligence as the Lender decide to conduct.
(o)    The execution, delivery and performance by the Borrower of the Loan Documents (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the organizational documents of the Borrower or any order of any Governmental Authority, and (iii) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens permitted under Section 6.02).
(p)    At least two days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Lender a Beneficial Ownership Certification in relation to the Borrower.
The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make the Term Loan hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 1:00 p.m. (New York City time) on the Effective Date (and, in the event such conditions are not so satisfied or waived, the obligation of the Lender to make the Term Loan shall terminate at such time).

ARTICLE V
AFFIRMATIVE COVENANTS
Until the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:
Section 5.01. Financial Statements: Ratings Change and Other Information. The Borrower will furnish to the Lender:
(a)    within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2025), the audited consolidated balance sheet and related statements of operations, changes in equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2026), the consolidated balance sheet and related statements of operations, changes in equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit C (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.09 and 5.10 (and, in the case of a certificate delivered with the financial statements under clause (a) above, Section 5.08) and (iii) stating whether any change in the critical accounting policies of the Borrower or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.06 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower and within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, a certificate of a Financial Officer listing the aggregate value of any collateral posted by the Borrower and its Significant Subsidiaries pursuant to any Swap Agreement or other derivative instrument;
(e)    promptly after Moody’s, Fitch or S&P shall have announced a change in the rating established for the Index Debt, written notice of such rating change;
(f)    promptly upon becoming available, copies of any RUS Financial and Operating Report Electric Power Supply (or equivalent RUS filing) filed by the Borrower or any of its Significant Subsidiaries with the United States Government; and
(g)    promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request and (ii) such other information with documentation required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act and the Beneficial Ownership Regulation), as from time to time may be reasonably requested by the Lender.
Section 5.02. Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Change;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(d)    any new Wholesale Power Contract, or any material adverse change to or termination of any Wholesale Power Contract, the Borrower’s investment policy or the Indenture;
(e)    any change in the Borrower’s fiscal year;
(f)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Change; and

(h)    promptly upon receipt of any default notices under the Indenture, a copy of such default notice.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
Section 5.04. Payment of Obligations. The Borrower will, and will cause each of its Significant Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Change, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.
Section 5.05. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Significant Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
Section 5.06. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. References in this Section 5.06 are to directors, officers, employees and agents only to the extent that any such individual is acting within the scope of his or her relationship with the Borrower or one of its Subsidiaries.
Section 5.07. Use of Proceeds. The proceeds of the Term Loan will be used to repay certain outstanding Indebtedness of Dakota Gasification Company and for other general corporate purposes. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, agents shall not use, the proceeds of the Term Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.08. Margins for Interest Ratio. The Borrower will maintain a Margins for Interest ratio (as defined in the Indenture) for each fiscal year of at least 1.10:1.00 calculated in accordance with Section 13.14 of the Indenture.
Section 5.09. Indenture Covenants. The Borrower will comply with the covenants of Article XIII of the Indenture (except, for avoidance of doubt, the covenants in Section 13.14 of the Indenture), provided that if the Indenture ceases to be in effect at any time, unless and until the Borrower and Lender agree in writing to the contrary, the provisions in the Indenture immediately prior to its ceasing to be in effect shall govern. Each waiver or amendment of an Indenture covenant and each cure of a breach of an Indenture covenant by the parties to the Indenture shall be binding on the parties hereto and the Indenture covenants shall be deemed to be waived or amended to the same extent, or the breach thereof shall be deemed cured to the same extent as under the Indenture.
Section 5.10. Equity Balance. The Borrower will maintain a minimum Equity Balance as of the end of each fiscal quarter, beginning with the fiscal quarter ending December 31, 2025, in an amount no less than the greater of (a) 85% of the Equity Balance at the end of the next preceding fiscal year and (b) $1 billion.
ARTICLE VI
NEGATIVE COVENANTS
Until the principal of and interest on the Term Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:
Section 6.01. Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created hereunder or under the Syndicated Credit Agreement (or any successor unsecured credit facility or facilities primarily intended for general corporate purposes, including commercial paper back up, in replacement thereof), or commercial paper in respect of which the Borrower shall have conditional liquidity available in the event of a failed placement;

(b)    secured Indebtedness (i) incurred under and/or collateralized by the Indenture; (ii) secured by property unencumbered by the lien created by, or not prohibited under, the Indenture in an amount which, (x) shall not exceed $700,000,000 in the aggregate and (y) together with Indebtedness under clause (d) shall not exceed $1,500,000,000 in the aggregate, other than Indebtedness described in clauses (a), (c) or (e) of this Section or (iii) which is used to prepay the Term Loan;
(c)    Indebtedness of the Borrower to any wholly-owned Subsidiary or guarantees by the Borrower of any Indebtedness of any wholly-owned Subsidiary owing to any other wholly-owned Subsidiary;
(d)    unsecured Indebtedness, including (i) Indebtedness created under the CFC Facility or commercial paper backed by the CFC Facility and (ii) Indebtedness to any Farm Credit Lender or relating to Indebtedness to Members, in an amount which, together with Indebtedness under clause (b)(ii) shall not exceed $1,500,000,000 in the aggregate, other than Indebtedness permitted under clauses (a), (c) or (e) of this Section; and
(e)    reimbursement under any surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit, in each case, required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any wholly-owned Subsidiary.
Section 6.02. Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Liens of the Indenture, Liens not prohibited by the Indenture and CoBank’s Liens (including the right of setoff) in the CoBank Equities and in any cash patronage in respect thereof.
Section 6.03. Fundamental Changes.
(a)    The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock or ownership interests of any of its Significant Subsidiaries, or liquidate or dissolve (each of such transactions, a “Fundamental Transaction”), except that, (x) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Significant Subsidiary in a transaction in which the surviving entity is a Significant Subsidiary, (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Significant Subsidiary and (iv) any Significant Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (y) if at the time thereof and immediately after giving effect thereto (A) no

Default shall have occurred and be continuing, and (B) the Borrower shall be in compliance with the covenants set forth in Sections 5.08, 5.09 and 5.10, in each case calculated on a pro forma basis after giving effect to the applicable Fundamental Transaction as if such Fundamental Transaction occurred on the first date of the applicable testing period, any Significant Subsidiary may consummate any Fundamental Transaction if the Borrower (or such Significant Subsidiary if it remains a Significant Subsidiary) receives fair market value in consideration therefor.
(b)    The Borrower will not, and will not permit any of its Significant Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Significant Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(c)    The Borrower will not make or permit any modification, supplement or waiver of any of the provisions of its charter, bylaws or any other organizational document of the Borrower or any of its Significant Subsidiaries that could reasonably be expected to be adverse to the Lender.
Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except (i) investments by the Borrower consistent with its investment policy or as otherwise approved by the Board of Directors, (ii) investments permitted under Section 6.03, (iii) any Guarantees permitted under Section 6.01, or (iv) the CoBank Equities and any other stock or securities of, or investments in, CoBank or its investment services or programs.
Section 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than any wholly-owned Subsidiary), except (a) loans and sales of tangible assets to such Affiliates for arm’s length, market-based compensation are permitted along with other transactions that, in the opinion of a senior officer of the Borrower, have a substantial business purpose, and equity contributions to such Affiliates reflected as such on the Borrower’s balance sheet will be permitted or (b) transactions at prices and on terms no less favorable to the Borrower than could be obtained at an arm’s length basis from unrelated third parties will be permitted.
Section 6.06. Termination of Wholesale Power Contracts. The Borrower will not terminate Wholesale Power Contracts that at the time represent, individually or in the aggregate, more than 25% of the Borrower’s prior year’s revenue.

Section 6.07. Indenture Covenants. The Borrower will not violate any covenant in Article XIII of the Indenture.
Section 6.08. Swap Agreements. The Borrower will not, and will not permit its Significant Subsidiaries to, enter into any Swap Agreement for speculative purposes.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a)    (i) the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) the Borrower shall fail to pay any interest on the Term Loan when and as the same shall become due and payable and such failure under this clause (a)(ii) shall continue unremedied for a period of five (5) days;
(b)    the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), (b) or (d), 5.03 (with respect to the Borrower’s existence), 5.07, 5.08, or 5.10 or in Article VI;
(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Lender to the Borrower or, if remedial action has been taken and the Borrower is diligently pursuing a cure, sixty (60) days after notice;
(f)    the Borrower or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after the expiration of any grace period with respect thereto;

(g)    any non-monetary default occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or results in the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf causing any Material Indebtedness to become due;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrate, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    this Agreement shall at any time for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms hereof) or performance of any material obligation hereunder of the Borrower shall become unlawful, or the Borrower shall so assert in writing or contest the validity or enforceability hereof;
(k)    one or more judgments for the payment of money (which judgments are not, within thirty (30) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay) in excess, individually or in the aggregate, of the lesser of (a) 15% of the Borrower’s prior fiscal year ending Equity Balance and (b) $25,000,000;
(l)    the Borrower shall have breached, willfully or grossly negligently, its obligation to promptly copy the Lender on any default notices that it sends to, or receives from, the holder of any debt under the Indenture;
(m)    an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Change;

(n)    if any one or more Members of the Borrower representing more than 25% of the Borrower’s prior year’s revenue shall (a) default in the performance of any payment obligations under its or their Wholesale Power Contracts where the aggregate principal amount of such default or defaults exceeds, individually or in the aggregate, $25,000,000 and such default or defaults have continued five (5) days beyond any applicable cure and notice period with respect thereto, or (b) obtain a final order or judgment from a court or regulatory agency of competent jurisdiction, which judgment or order either (i) declares invalid or unenforceable all or a material part of its or their Wholesale Power Contracts, or (ii) results in the release or discharge, in whole or in part, of its or their payment obligations thereunder; or
(o)    an “Event of Default” shall have occurred under the Syndicated Credit Agreement.
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, declare the Term Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
RESERVED
ARTICLE IX
MISCELLANEOUS
Section 9.01. Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by electronic communication, as follows:
(i)       if to the Borrower, to it at:
Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, North Dakota 58503
Attention:        Chris Johnson, Senior Vice President and Chief
Financial Officer
Telephone:      (701) 557-5075
Email:              christopherj@bepc.com
with a copy to:
Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, North Dakota 58503
Attention:        Sarah Scherm, Vice President and Treasurer
Telephone:      (701) 557-5331
Email:              [***]
(ii)         if to the Lender, to it at:
Royal Bank of Canada
Three World Financial Center
200 Vesey Street
New York, NY 10281
Attention:        Shireen Fathi, Vice President
Telephone:      (212) 618-3676
E-mail:            [***]
with a copy to:
Royal Bank of Canada
200 Bay Street
Royal Bank Plaza, 12th Floor, South Tower
Toronto, ON M5J 2J5
Attention:        Manager, Compliance Credit and Transaction
Management
Email:             [***]
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including via e-mail and internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
Section 9.02. Waivers; Amendments.
(a)    No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its respective Affiliates, including the reasonable fees, charges and disbursements of external counsel for the Lender and its respective Affiliates in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any external counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan, or the use of the proceeds thereof. To the extent permitted by applicable law, the Lender shall not assert, and shall cause its Related Parties not to assert, and hereby waives, and shall cause its Related Parties to waive, any claim against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any breach by the Borrower of any payment obligation under the Loan Documents with respect to the principal or interest owed in respect of the Term Loan or any fees payable under this Agreement; provided, however, that the foregoing shall not be construed to limit or obviate in any manner the indemnification provisions set forth in paragraph (b) above or any obligation of the Borrower to pay fees, costs or other payments expressly provided for in this Agreement, such as default interest and break funding costs. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after receipt of written demand therefor.
(e)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 9.04. Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee with the prior written consent of the Borrower; provided, however, that the Lender will not be required to obtain such consent in connection with any assignment or transfer to an Affiliate of the Lender or, in connection with any assignment or transfer that occurs while an Event of Default is continuing, (ii) by way of participation in accordance with the provisions of paragraph (b) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (b) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loan owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by the Lender to its Participant(s).
Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.06 and 2.07 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.09 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.06 or 2.07, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.09 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(c)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal

Reserve Bank or any other central banking authority having jurisdiction over the Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.06, 2.07 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof.
Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Note and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Jurisdiction.    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts which are treated as interest on the Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of the Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of the Term Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Section 9.13. USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.
Section 9.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) the Lender does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender does not have any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.15. Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
Section 9.16. EMMA Posting. In the event the Borrower files with EMMA, this Agreement, any other Loan Document or any description of the material terms thereof or notice of any agreement to covenants, events of default, remedies, priority rights or other similar terms, either voluntarily or as required pursuant to a continuing disclosure agreement or Rule 15c2-12 promulgated pursuant to the Securities and Exchange Act of 1934, as amended (the “Rule”) (each such posting, an “EMMA Posting”), the Borrower shall (i) provide the Lender with a copy of each EMMA Posting prior to submitting or posting on EMMA and (ii) shall not file or permit the filing of any EMMA Posting that includes Confidential Information. The Borrower acknowledges and agrees that although the Lender may request review, edits or redactions of such materials prior to filing, the Lender is not responsible for the Borrower’s or any other entity’s (including, but not limited to, any broker dealer’s) compliance or noncompliance (or any claims, losses or liabilities arising therefrom) with any continuing disclosure agreement or any applicable securities or other laws, including, but not limited to, those relating to the Rule.
[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE, as Borrower

By	/s/ Todd Brickhouse
Name: Todd Brickhouse
Title: Chief Executive Officer and General Manager
[Signatures Continued on Next Page]
S-1

[Signature Page to Term Loan Agreement]

ROYAL BANK OF CANADA, as Lender

By	/s/ Shireen Fathi
Name: Shireen Fathi
Title: Authorized Signatory
S-2

EXHIBIT A
FORM OF TERM NOTE
TERM NOTE

$375,000,000.00	New York, New York
December 10, 2025
FOR VALUE RECEIVED, the undersigned, BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota (the “Borrower”), hereby promises to pay to ROYAL BANK OF CANADA or its registered assigns (the “Lender”) the principal sum of Three Hundred and Seventy Five Million and No/100 Dollars ($375,000,000.00) or, if less, the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower, in the amounts and at the times set forth in the Term Loan Agreement dated as of December 10, 2025, by and between the Borrower and the Lender (as the same may be amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) and to pay interest from the date hereof on the principal balance of the Term Loan from time to time outstanding at the times, place and rate or rates set forth in the Term Loan Agreement, in lawful money of the United States in immediately available funds. Terms not otherwise defined herein but defined in the Term Loan Agreement are used herein with the same meanings.
The Term Loan evidenced by this Term Note is prepayable in the amounts, and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Term Loan Agreement. This Term Note is subject to, and shall be construed in accordance with, the provisions of the Term Loan Agreement.
Except as specifically otherwise provided in the Term Loan Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Term Note.
Whenever in this Term Note either party hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly permitted by the Loan Documents. No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Neither this Term Note nor any provision hereof may be waived, amended or modified, nor shall any departure therefrom be consented to, except pursuant to a written agreement entered into between the Borrower and the Lender with
Exhibit A-1

respect to which such waiver, amendment, modification or consent is to apply, subject to any consent required in accordance with Section 9.02 of the Term Loan Agreement.
THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Term Loan Agreement.
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Term Note or the other Loan Documents, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. The Borrower, and by accepting this Term Note, the Lender, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Term Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Term Note or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.
The Borrower, and by accepting this Term Note, the Lender, hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Term Note or the other Loan Documents in any court referred to in the preceding paragraph hereof. The Borrower, and by accepting this Term Note, the Lender, hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
The Borrower, and by accepting this Term Note, the Lender, irrevocably consents to service of process in the manner provided for notices in the Term Loan Agreement. Nothing herein will affect the right of the Lender to serve process in any other manner permitted by law.
THE BORROWER, AND BY ACCEPTING THIS TERM NOTE, THE LENDER, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE
Exhibit A-2

FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH LENDER HAS BEEN INDUCED TO ACCEPT THIS TERM NOTE AND ENTER INTO THE LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]
Exhibit A-3

[Signature Page to Term Note]

BASIN ELECTRIC POWER COOPERATIVE

By:

Name: Todd Brickhouse
Title: Chief Executive Officer and General Manager
Exhibit A-4

EXHIBIT B
FORM OF NOTICE OF PREPAYMENT
NOTICE OF PREPAYMENT
Dated as of: _____________
Royal Bank of Canada
Three World Financial Center
200 Vesey Street
New York, NY 10281
Attention: Shireen Fathi, Vice President
E-mail:   [***]
Ladies and Gentlemen:
This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.03 of the Term Loan Agreement dated as of December 10, 2025 (the “Agreement”), by and between Basin Electric Power Cooperative, an electric cooperative corporation existing under the laws of the State of North Dakota (the “Borrower”), and Royal Bank of Canada (the “Lender”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.
1.    The Borrower hereby provides notice to the Lender that it shall optionally repay the Term Loan in the following amount: _____________.
2.    The Borrower shall repay the above-referenced Term Loan amount on the following Business Day: _______________.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]
Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

BASIN ELECTRIC POWER COOPERATIVE

By
Name:
Title:
Exhibit B-2

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
The undersigned, [___________]1 of Basin Electric Power Cooperative, a corporation existing under the laws of the State of North Dakota (the “Borrower”), hereby deliver this certificate pursuant to Section 5.01(c) of the Term Loan Agreement, dated as of December 10, 2025 (as amended and in effect from time to time, the “Agreement”), by and between the Borrower and Royal Bank of Canada (the “Lender”). Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Agreement. The undersigned hereby certifies as follows:
1.    The financial statements provided in connection herewith provide the information required by Section 5.01 of the Agreement.
2.    The information required to establish that the Borrower was in compliance with the requirements of Sections 5.08 and 5.10 of the Agreement during the period covered by the financial statements being furnished in connection herewith is as follows:
[INSERT SUCH INFORMATION, INCLUDING DETAILED CALCULATIONS]
3.    [State whether there has been any change in the critical accounting policies of the Borrower since December 31, 2024 and, if so, specify the effect of such change on the financial statements accompanying this Certificate.]
4.    The undersigned has reviewed, or caused to be reviewed, the relevant terms of the Agreement and has made, or caused to be made under his or her supervision, a review of the transactions and conditions of the Borrower from the beginning of the period being covered by the financial statements being furnished in connection herewith to the date hereof. Such review [has] [has not]2 disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]
1   Note: Insert title of the undersigned, who must be a Financial Officer of the Borrower.

2   Note: If a Default or Event of Default exists, provide the specific nature and period of existence thereof and what action the Borrower have taken or proposes to take with respect thereto.
Exhibit C-1

IN WITNESS WHEREOF, the undersigned Financial Officer of the Borrower has executed this certificate as of the date first set forth above.

BASIN ELECTRIC POWER COOPERATIVE

By
Name:
Title: